EXHIBIT 10.1

FARMOUT AGREEMENT

Compeer Area, Albet·ta

THIS AGREEMENT dated the 2nd  day of February, 2012.

BETWEEN:

HARVEST OPERATIONS CORP., a body corporate, having an office in the City of Calgary, in the Province of Alberta,
(hereinafter referred to as "Harvest")

-and-

STRONGBOW   RESOURCES  INC.,  a  body  corporate,   having  an  office  m  the  City  of  Houston, in the State of Texas,
(hereinafter  referred to as "Strongbow")

WHEREAS  Harvest has agreed  to farmout to Strongbow  in the Farmout Lands as set forth and described  in

Schedule "A" hereto;

NOW  THEREFORE,   in consideration  of  the  premises,  covenants  and  agreements  of  the parties, the parties hereby covenant and agree as follows:

1.	Definitions

Each capitalized term used in this Agreement, including recitals, will have the meaning given to it in the Farmout & Royalty Procedure and in addition:

(a)
"Contract  Depth"  shall  mean  a  mmnnum  total  vertical  depth  of  900  meters  into  the  BakkenFormation or a total measured depth of 1950m  subsurface, whichever shall first occur; (b)"Effective Date" means February 2, 20 12;

(c)	"Farmee" means Strongbow Resources Inc.;

(d)	"Farmor" means Harvest Operation Corp.;

(e)	"Farmout Lands" means the lands set forth and described in Schedule "A" hereto;

(f)	"Farmout & Royalty Procedure" means the 1997 CAPL Farmout & Royalty Procedure incorporated by reference herein, subject to the elections and amendments set forth on Schedule ''8" attached hereto;

(g)	"Mutual Interest Lands" means the area outlined in red excluding Twp 033 Rge 03W4M: Sec 14- P&NG to base Mannville as set forth in Schedule "C" attached hereto;

(h)	"Test Well" means the proposed well location at I 02/05-29-033-02W4/00, or as otherwise may be agreed to in writing between the parties;

(i)
"Title  Documents"  means the documents and any renewals or extensions thereof or further Title Documents  issued  pursuant  thereto  insofar as they relate  to the Farmout  Lands as set forth  in Schedule "A" attached hereto.

2.	Schedules

The following Schedules are attached hereto and are incorporated into this Agreement:

Schedule  "A"  which  sets  forth  the  Farmout  Lands,  the  Title  Documents,  the  Pre-Farmout Working Interest and the Encumbrances;

Schedule "B"  which sets forth the rates, elections and modifications to the Farmout & Royalty Procedure;

Schedule "C" which sets forth the Mutual Interest Lands;

Schedule "D"  which sets forth  Fannor's well data requirement  sheet as referred to in Article 9.00 of the Farmout & Royalty Procedure.

3.	Qualified Operator

On or before March 30'", 2012 Farmee must obtain approval to hold EUB Licences ("Operator Status") from the Alberta Energy and Utilities Board. Farmee shall provide the Farmor with documentation  supporting  the operator  status  prior to the spud  date  of the Test  Well.  If the Fannee   has  not  obtained   Operator   Status,  this  Agreement   will  terminate  and   the  non performance penalty as set out in Clause 6 will be in effect.

4.	Test Well

(a)
On or before June  1, 2012 Farmee shall, subject to rig availability,  surface accessibility  and regulatory approval and in accordance with Article 3.00 of the Farmout & Royalty Procedure, spud the Test  Well at  I 02/05-29-033-02W4/00  on the Farmout Lands and continuously  drill down  to Contract  Depth. Farmee shall  while drilling  to Contract    Depth cut two full  bore cores one each from the Viking and Bakken formations.  Farmee shall also run a DST in the Viking formation.  In the event that hydrocarbons are noted in the core and geological cuttings in the Bakken, a DST will then be run in the Bakken. A decision  will be mutually  reached between the parties whether or not to continue with drilling a lateral in the Bakken section. If the Bakken formation  proves non-productive  or uneconomic,  Farmee shall cut a window to enable  for the drilling  of a lateral  into the Viking formation.  In either  event,  the proposed lateral  would  be drilled  to a  minimum  of  1,000  meters  to a  maximum  of  1,200  meters  of horizontal  length.  In either event,  the total  measured depth  of the Test  Well shall  be  1,950 meters  for  the  Test  Well.  Fannee  shall  complete  the Test  Well  in the  Bakken  or  Viking formation  within the Farmout Lands prospective of containing  petroleum and natural gas and equip or abandon same.

(b)
Farmor shall  be provided with all well information  pertaining to the Test  Well on a current and confidential  basis, as outlined  in Clause 9.00 of the Farmout & Royalty Procedure.  All risks and expenses associated with the Test Well shall be borne solely by Fannee  100%, and the Farmor shall be entirely free of any such costs, risk and expense.

5.	Interest Earned

Subject  to  A1ticle 3.00  of  the  Farmout  &  Royalty  Procedure,  upon  Farmee  having  drilled, completed, equipped  or abandoned  the Test Well on the Farmout Lands, Fannee  shall earn an undivided  one  hundred  percent  (100%)   of  Farmer's   Pre-Farmout  Working  Interest  in  the Farmout  Lands  subject  to  a  non-conve1tible  Overriding  Royalty  payable  to  the  Farmor  as provided for in Article 5.00 of the Farmout & Royalty Procedure

6.	Non-Performance Penalty

(a)
In the event Farmee fails to comply with its Test Well commitment as set forth in this Agreement, then the Farmee's  right to earn any further interest shall terminate  upon written notice of default served  by Farmor  to Farmee.  Fannee  shall  pay to Farmer  the sum of Three Hundred and  Fifty Thousand  Dollars  ($350,000)  (CAD)  as  liquidated  damages  within  ten  (10)  business  days  of receipt  of the  written  notice.  It is agreed  that the Three  Hundred  and  Fifty Thousand  Dollars ($350,000) (CAD) is a genuine pre-estimate of the damages and Farmor does not need to establish that any actual damage occurred upon failure of Farmee to complete the Test Well commitment, it being the intention of the parties to establish  the damage that can be foreseen from the failure of Farmee to complete its Test Well commitment at the time of making this Agreement.

(b)
Payment  by Fannee  of the genuine  pre-estimate  of damages  in no way constitutes  earning  by Farmee under this Agreement  nor does it deprive Farmer of any other rights at law or in equity, including damages and indemnity.

7.	Mutual Interest Lands

(a)	Article 8.00 of the Farmout & Royalty Procedure shall apply from the Effective Date and shall remain in full force for one (1) year from the drilling rig release date of the Test Well.

(b)	Any Mutual Interest Lands acquired pursuant to this Article 8.00 of the Farmout& Royalty Procedure by the Farmee shall be subject to a 5% Overriding Royalty payable to the Farm or.

(c)	In the event the Farmee does not meet their requirements pursuant to Clause 3 and 4 of thisAgreement, This Agreement and Mutual Interest Lands will be terminated.

8.	Incorporation of the Farmout & Royalty Pr·ocedure

'l'o the extent that they do not conflict with the provisions of this Agreement, the provisions of the Farmout & Royalty Procedure are incorporated herein.

9.	Indemnification

Farmee  shall  indemnify  and  save  Fanner  harmless  from  all  actions,  lawsuits  and  adverse claims created  or caused as a result of any operations  conducted  by Farmee pursuant to this Agreement on the Farmout Lands.

10.	Confidentiality and Public Announcements

Except in connection with required regulatory disclosures, the parties shall keep confidential all information obtained  from the other party in connection  with the Farmout Lands and shall not release any information concerning this Agreement and the operation and transactions herein provided for, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Farmee shall not issue any press release or other public announcements concerning this Agreement and the operations and transactions herein provided for, without the prior written consent of the Farmor, which consent shall not be unreasonably withheld. In particular, any press release or other public announcement issued by Farmee shall not disclose or infer the identityof Fannor.

11.	Permitted Assignments

Farmee shall  not, during  the period that it has a right to earn an  interest  hereunder,  encumber, grant  or  assign  any  legal  or equitable  interest  in this  Agreement,  the  Title  Documents  or the Farmout Lands without the prior written consent of Fannor.   If after obtaining  Farmor's consent, Farmce   makes  any  such  assignment,   then  Farmee  shall  continue   to  be  bound  by  and  be responsible for carrying out the terms and conditions of this Agreement and Farmor shall only be required to look to Farmee for performance hereunder.

Upon Farmee having earned its interest hereunder, any further assignment shall be subject to the provisions of the Assignment  Procedure.

12.	Address for Service

The  address  for service  of each  party hereto for notices  issued  pursuant to this Agreement,   and the Farmout & Royalty Procedure is as follows:

Farmor: Harvest Operations Corp. 2100, 330-5'" Avenue SW Calgary, Alberta T2P OL4 Attention: Land Manager	Farmee: Houston Office: Strongbow Resources Inc. 600, 333 North Sam Houston Parkway East Houston, Texas 77060 Attention: Bob Wesolek
Calgary Office: Strongbow Resources Inc. C/0 APEX Energy Consultants Inc. 700, 815 - 811 Avenue SW Calgary, AB T2P 3P2 Attention: Michael Kamis

13.	Miscellaneous

(a)	Each of the pa1iies represents and warrants that it now has or is entitled to have full right, full power and absolute authority to enter into this Agreement.
(b)
If any term or condition of this Agreement conflicts with any Schedule attached hereto, the provisions of the body of this Agreement shall prevail. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Title Documents, the provisions of the Title Documents shall prevail.

(c)
This Agreement  shall  for all  purposes  be construed  and  interpreted  according  to the laws of Alberta.  The courts having jurisdiction  with respect to matters relating to this Agreement shall be the courts of Alberta.

(d)
The parties shall  from time to time and at all times do all such further  acts and execute  and deliver all such further deeds and documents as shall be reasonably required in order to perform fully and carry out the terms of this Agreement.

(e)	This Agreement supersedes all other agreements, documents, letters and understandings, whether written or oral, among the parties in respect of the Farmout Lands.
(f)
The two year period for seeking a remedial order under Section 3( I )(a) of the Limitations Act, R.S.A. 2000 c.L-12, as amended,  for any claim (as defined  in the Act) arising  in connection with this Agreement is extended to four years.

(g)	This Agreement may be executed in counterpart and all of those counterparts when taken together shall have the same effect as if all Parties had executed one document.
(h)	Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

HARVEST OPERATIONS CORP.	STRONGBOW RESOURCES INC.

	Per:	/s/ Robert Martin

	Name:	Robert Martin

	Title:	Chief Exceutive Officer

This is the execution page to a Farmout Agreement dated the 2nd day of February, 201 2 between Harvest

Operations Corp. and Strongbow Resources Inc.

SCHEDULE "A"

This Schedule "A" attached to and made pa1i of a Farmout Agreement dated the 2nd day of February, 2012 between Harvest Operations Corp. and Strongbow Resources Inc.

Title Documents	Farmout Lands	Pre-Farmout VVorking Interest	Encumbrances
Alberta P&NG Licence 5310090903	Twp 033 Rge 02 W4M: Sec 19, 21, 28,29 & 32 ALL P&NG	100%	None

Expiry: September 29, 2012	Twp 033 Rge 03 W4M: Sec 25 & 36 ALL P&NG

	Twp 034 Rge 03 W4M: Sec 1 ALL P&NG

SCHEDULE "B"

This Schedule  "B" attached  to and made part of a Farmout Agreement dated  the 2nd day of February,
2012 between  Harvest  Operations Corp. and Strongbow Resources  Inc.

Rates, Elections and Modifications to the 1997 FARMOUT & ROYALTY  PROCEDURE:

1.	Clause 1.01 (f)- Effective Date: February 2, 2012

2.	Clause 1.01 (t)- Payout (if Article 6.00 applies): N/A

3.	Clause 1.02- Incorporation Of Provisions From 1990 CAPL Operating Procedure:

	Clause 311 -Insurance:	Alternate A

4.	Article 4.00- Option Wells:	will _____ /will not_X_apply.

5.	Article 5.00- Overriding Royalty:	will_X_ I will not _____ apply.

6.	Subclause 5.01A, if applicable- Quantification of Overriding Royalty: (a)

(a) Crude Oil Alternate 2 If Alternate I is selected, ______ % If Alternate 2 is selected, 1/23.8365, min 5% max 15%

(b) Other Alternate I If Alternate I is selected, 15% If Alternate 2 is selected, _____ % in (i) and _____ % in (ii).

7.	Clause 5.04B, if applicable- Permitted Deductions:	Alternate I and 2

If Alternate 2 is selected: 40%

8.	Article 6.00- Conversion of Overriding Royalty:	will ______ / will not _X_ apply.

If Article 6.00 applies, conversion to ______ % of Working Interest in Clause 6.04 A.

9.	Article 8.00 (Area of Mutual Interest):	will_X_/will not _____ apply.

10.	Clause 11.02- Reimbursement of Land Maintenance Costs: will_ /will not _X_ apply.

If applies, reimbursement of$ __________________

SCHEDULE "C"

This Schedule "C" attached to and made patt of a Farm out Agreement dated the 2nd day of February, 2012 between Harvest Operati ons Corp. and Strongbow Resources Inc.

MUTUAL INTEREST LANDS

As Outlined in Red

SCHEDULE "D"

This Sched ule "D" attached to and made pa11of a Farmout Agreement dated the 2 day of February, 2012 between Harvest Operations Corp. and Strongbow Resources Inc.

WELL DATA REQUIREMENT SHEET

TO:	Drilling and Completions administrator

WELL:	ALL NON-OPERATED LOCATIONS (including LOR/ORR, Farmouts, etc)

INFORMATION REQUIRED PRIOR TO DRILLING	NUMBER OF COPIES

Construction Reports, including costs	1
Survey Plan	1
Application for Well License	1
Approved Well License, and applicable Amendments	1
Drilling Program and Geological Prognosis	1
AFE/Cost Estimate	1

INFORMATION REQUIRED DURING AND AFTER DRILLING

Daily Drilling Reports	1
Regulatory Reports	1
Logs and Surveys- including LAS for logs	1
Cores Analysis (if applicable)	1
Drill Stem Test Reports and Charts (if applicable)	1
Core Analysis (if applicable)	1
Oil, Water and Gas Analysis (if applicable)	1
Geological Report (if applicable)	1
New Oil Well Report (if applicable)	1
Final Completion or Abandonment Report	1
Daily Completion Reports	1
Completion Logs	1
Initial Production/Fiow/AOF- or any other Production Reports	1
All subsequent Workover & Service Reports	1

Please send all of the above mentioned information to the attention of:

Non-Op Administrator        non.op@harvestenergy.ca

Phone:                 (403) 265-1178

Fax:                      (403) 265-3490

Mailing Address:

Harvest Operations Corp.
2100, 330 - 51 Avenue SW
Calgary, ABT2P OL4